LOAN AGREEMENT

THIS AGREEMENT dated as of the 30th day of June, 2016.

BETWEEN:

CP ENERGY MARKETING L.P., a limited partnership of CP Energy Marketing Inc. and Capital Power GP Holdings Inc. formed under the laws of Alberta (the "**Lender**")

- and -

MILLAR WESTERN FOREST PRODUCTS LTD., a corporation incorporated under the laws of Alberta (the "**Borrower**")

WHEREAS the Lender and the Borrower are parties to the SD Extension Loan Agreement and the Tax Loan Agreement;

AND WHEREAS as at June 30, 2016 the Borrower is indebted to the Lender under the SD Extension Loan Agreement and the Tax Loan Agreement in the principal amounts of $8,910,922.51 and $1,814,518.57, respectively, representing a total indebtedness of $10,725,441.08 owing to the Lender as at the date of this Agreement.

AND WHEREAS the Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender certain funds to be applied to pay out the Borrower's obligations to the Lender under the SD Extension Agreement and the Tax Loan Agreement, and on the terms and subject to the conditions of this Agreement (the "**Loan**");

AND WHEREAS upon payment by the Borrower to the Lender of the amounts owing to the Lender under the SD Extension Agreement and the Tax Loan Agreement, the SD Extension Agreement and the Tax Loan Agreement will be terminated;

AND WHEREAS the Lender and the Borrower have entered into the Emission Offset Purchase Agreement whereby 96,922 Emission Offsets will be sold by the Borrower to the Lender for a purchase price of $1,841,518.00, which amount is to be applied to pay down the total indebtedness of $10,725,441.08 owing to the Lender as set out above (the "**Emission Offsets Sale**");

AND WHEREAS the Lender and the Borrower have agreed to use their best efforts to enter into a power purchase agreement for replacement power on or before July 15, 2016;

AND WHEREAS it is a condition subsequent to this Agreement that the Borrower deliver the Letter of Credit to the Lender on or before the close of business on July 6, 2016;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which each party acknowledges, each of the parties agree as follows:

1. **Definitions.** In this Agreement, including the recitals to this Agreement, unless the context otherwise requires:

(a) "**Affiliate**" means, in relation to a person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, that person and, for the purpose of this definition, a person will be deemed to control another person if that person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of that other person, whether by operation of law, by contract, through the ownership of voting securities or otherwise;

(b) "**Business Day**" means any day on which banks are generally open for business in Calgary and Edmonton, Alberta, but does not in any event include a Saturday or Sunday or a statutory holiday in the Province of Alberta;

(c) "**Change of Control**" shall mean the acquisition, directly or indirectly, of more than 25% of the voting shares of the Borrower by any Person, or group of Persons acting in concert with respect to such voting shares, or such lesser percentage thereof as is required to provide such Person or groups of Persons effective control of the management of the Borrower;

(d) "**Credit Rating**" means with respect to an entity which is a financial institution, the ratings issued or maintained by S&P, Moody's or DBRS with respect to such entity's long-term, unsecured, unsubordinated deposits;

(e) "**DBRS**" means DBRS Limited or its successor;

(f) "**Effective Date**" means the date upon which the Letter of Credit is delivered to the Lender;

(g) "**Emission Offset**" has the meaning ascribed to such term in the Emission Offset Purchase Agreement;

(h) "**Emission Offset Purchase Agreement**" means the agreement dated June 30, 2016 entered into between CP Energy Marketing L.P. or its Affiliate as buyer, and Millar Western Forest Products Ltd. as seller, with respect to the sale of certain Emission Offsets;

(i) "**Event of Default**" means any event enumerated in section 10 hereof;

(j) "**SD Extension Loan Agreement**" means the loan agreement made between the Lender and the Borrower dated June 5, 2006 with respect to a loan made to the Borrower by the Lender;

(k) "**Financial Statements**" shall constitute on a quarterly basis the unaudited balance sheet, income statement and statement of cash flows of a corporation including any accompanying notes, and on an annual basis the audited balance sheet, income statement, and statement of cash flows of a corporation including any accompanying notes and other schedules;

(l) "**Letter of Credit**" means one or more irrevocable, transferable, stand-by Letter(s) of Credit in the principal amount(s) of not less than $8,883,923.08 satisfactory to the Lender and substantially in the form of Schedule "A" attached

hereto issued by a Schedule "1" Canadian bank, or a major United States commercial bank with a permanent branch office in Canada, that holds a Credit Rating of at least (1) A3 from Moody's, (ii) A from S&P or (iii) A (low) from DBRS;

(m) "**Letter of Credit Default**" means the occurrence of any one of the following:

(i) notification from the Borrower or the issuing bank that the issuing bank will not be extending the term of the Letter of Credit to a date which is not less than 60 days beyond the expiry of the Term of this Loan Agreement;

(ii) the issuing bank's Credit Rating falls below the levels set out in this Agreement in the definition of Letter of Credit;

(iii) the amount of the Letter of Credit is less than the outstanding amount of the Loan at any time;

(iv) any failure of the Borrower to maintain its Letter of Credit facility with the issuing bank, or any demand for payment made by the issuing bank on the Borrower with respect to any other credit facilities established in favour of the Borrower;

(n) "**Moody's**" means Moody's Investors Services Inc. or its successor;

(o) "**Person**" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government, or any agency, instrumentality or political subdivision thereof;

(p) "**S&P**" means the Standard & Poor's Financial Sources LLC, or its successor;

(q) "**Tax Loan Agreement**" means the Tax Loan Agreement made between the Borrower and the Lender dated February 22, 2007; and

(r) "**Term**" means the period beginning on the date of this Agreement and ending on December 31, 2018, or such earlier date as may be contemplated herein.

2. **Use of Proceeds.** The Borrower covenants and agrees with the Lender that the Loan proceeds will be used by the Borrower as contemplated in the recitals of this Agreement, and for no other purpose whatsoever without the express written consent of the Lender.

3. **Term and Prepayment.**

(a) Subject to subsections 3(b), (c) and (d), the Loan shall be repayable by the Borrower to the Lender as follows:

(i) monthly blended payments of principal and interest in the amount of $317,034.50 per month shall commence on July 31, 2016;

(ii) additional principal payments may be made during the Term as may be agreed by the Lender in writing;

(iii) all remaining amounts outstanding including all outstanding principal, accrued interest and other costs or charges payable hereunder shall be due and payable on the expiry of the Term; and

(iv) the Borrower may prepay the Loan in its entirety at any time without bonus or penalty, provided that with such prepayment the Borrower pays all interest and other monies then due and owing to the Lender;

(b) Any outstanding principal balance of the Loan and all accrued interest, bonus and other costs or charges payable hereunder or under the security documents (collectively the "**Outstanding Balance**"), will be immediately due and payable by the Borrower to the Lender on the occurrence of an Event of Default;

(c) The Outstanding Balance of the Loan may be paid down from time to time by the sale and delivery of certain Emission Offsets to the Lender in accordance with the provisions of the Emission Offset Purchase Agreement and the amounts payable for such Emissions Offsets as set out therein; and

(d) All payments made hereunder will be applied on account of the Outstanding Balance, first to interest and any other costs or charges then owing, then to principal.

4. **Interest.** Interest will accrue on the principal balance outstanding from the date of advance at the rate of Five and Thirty-five one hundredths percent (5.35%) per annum, calculated and compounded monthly (effective annual rate of 5.48%) not in advance, and be payable as well after maturity, default and judgment.

5. **Security.** As security for the payment of the Outstanding Balance and the performance of the Borrower's obligations to the Lender, the Borrower will grant or cause to be granted to the Lender the following:

(a) a promissory note in the principal sum of the amount of the Loan, executed by the Borrower;

(b) the Letter of Credit;

(c) the Direction to Pay in the form attached as Schedule "B" hereto; and

(d) such other security documents, solicitor's opinions, resolutions, certificates, approvals and other documents as may be reasonably required by the Lender.

The amount of the Letter of Credit shall at all times be not less than the total amount outstanding to the Lender under the Loan. The Borrower may request from time to time that the amount of the Letter of Credit be reduced to reflect the current amount outstanding under the Loan. Any charges or fees claimed by the issuing bank with respect to the Letter of Credit or its issuance, or any amendments thereto or extensions thereof, shall be for the account of the Borrower.

6. **Conditions Precedent.** As conditions precedent to the advance of the Loan by the Lender:

(a) the Borrower will have:

(i) executed and delivered all of the security documents referred to in paragraph 5 and the documents, securities and instruments referred therein and the Lender will have completed all registrations and other filings that may be prudent or necessary to perfect the Lender's security therein;

(ii) delivered to the Lender the Letter of Credit;

(iii) received the 96,922 Emission Offsets as contemplated by the Emission Offsets Sale;

(iv) not defaulted or be in default under any of its obligations to the Lender or its Affiliates; and

(v) complied with all of its obligations to the Lender under the Emission Offset Purchase Agreement and any other agreements entered into between the Borrower and the Lender or its Affiliates.

(b) the representations and warranties of the Borrower contained in paragraph 8 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it prior to the advance of the Loan by the Lender.

If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before the Effective Date, or such other date as may be mutually agreed to by the Lender and the Borrower, this Agreement will terminate, and the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein, and the SD Extension Agreement and the Tax Loan Agreement and the Borrower's obligations thereunder will remain in full force and effect.

7. **Condition Subsequent.** This Loan Agreement and the termination of the Tax Loan Agreement and the SD Extension Agreement shall only become effective upon the delivery to the Lender of the Letter of Credit on or before the close of business on July 6, 2016, and if the Lender does not receive the Letter of Credit by such date and time this Loan Agreement shall be null and void and the Tax Loan Agreement and the SD Extension Agreement and any events of default existing thereunder shall remain in full force and effect.

8. **Representations and Warranties.** The Borrower represents and warrants to the Lender as follows:

(a) the Borrower is a duly organized and validly existing corporation, up-to-date in all filings required by any jurisdiction in which it is registered to do business; it has the power to own its property and to carry on its business as now being conducted; it is duly qualified and registered to engage in its business and is in good standing in each of the jurisdictions in which the character of the properties owned by it or the transaction of its business makes such qualification and registration necessary;

(b) the Borrower has full right, power and authority to enter into this Agreement and to execute and deliver this Agreement and the performance by it of its obligations under this Agreement as well as the borrowing hereunder has been duly authorized by all necessary action on its part including, without limitation, the authorization of its directors;

(c) this Agreement and each of the documents and instruments delivered pursuant to this Agreement constitute and will constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms except as the foregoing may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors' rights generally;

(d) the execution of, delivery of, and performance by the Borrower of this Agreement and all obligations contemplated by this Agreement and the borrowing hereunder will not:

(i) violate any provision of law, any rule, regulation or order of any court or other agency of government, constating documents or by-laws of any of the Borrower; or

(ii) violate, be in conflict with, result in a breach of or constitute a default under any mortgage, indenture, contract, undertaking or other agreement to which the Borrower is a party or by which it is bound or which is binding upon any of its properties, assets or revenues; or

(iii) result in the creation or imposition of any security interest, lien, charge or other encumbrance of any nature whatsoever upon any of the properties, assets or revenues of the Borrower except as provided in this Agreement;

(e) no registration or filing with, approval by, or consent of, any person is required to be made or obtained by the Borrower in connection with the execution, delivery or performance of this Agreement, except as may be necessary to perfect any lien herein provided;

(f) except as disclosed in writing to the Lender prior to the date of this Agreement, there are no actions, suits, claims or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting it before any court or by or before any government or instrumentality which, if adversely determined, would have a material adverse effect on the Borrower's financial condition or business and there exists no default by it with respect to any order, writ, injunction, decree or demand of any court or government instrumentality;

(g) no Event of Default has occurred and is continuing;

(h) the Borrower:

(i) is not in violation of any governmental requirement; and

(ii) has not failed to obtain any licence, permit, franchise or other governmental authorization necessary to its ownership of its property or the conduct of its business;

which violation or failure would have (in the event such violation or failure were asserted by any person through appropriate action) a material adverse effect upon the business or operations of the Borrower.

9. **Positive Covenants of the Borrower.** The Borrower covenants and agrees that so long as any monies will be outstanding under this Agreement:

(a) to pay the principal sum, interest and other monies hereby secured in accordance with the terms of this Agreement and the security and other documents to be granted pursuant hereto;

(b) at all times maintain its corporate existence and the corporate existence of all other corporations owned or controlled by it that own assets material to the Borrower's business;

(c) duly perform its obligations under this Agreement and all security and other agreements and instruments executed and delivered hereunder or thereunder;

(d) furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same;

(e) perform and do all such acts and things as are necessary to perfect and maintain the security provided to the Lender pursuant to this Agreement;

(f) upon request by the Lender, to furnish to the Lender

(i) within sixty (60) days after the end of each quarter of its fiscal year the of the Borrower for such quarter; and

(ii) annually within one hundred and twenty (120) days after the end of each fiscal year the Financial Statements of the Borrower together with, if available, the report of its auditors thereon, to the extent that the Borrower's year end occurs during the period when this Agreement is outstanding;

(g) to fully pay and discharge as and when same become due and payable all taxes (including local improvement rates), rates, duties and assessments that may be levied, rated, charged or assessed against the Borrower, and if the Borrower fails to pay any of such taxes, rates, duties or assessments and if the Borrower is not in good faith contesting same, the Lender may pay, but shall not be obliged to pay, the same and any amounts so paid by the Lender shall become and form part of the principal sum secured hereby and shall bear interest at the aforesaid rate until paid.

10. **Events of Default.** Each and every of the events set forth in this paragraph will be an event of default ("**Event of Default**"):

(a) if the Borrower fails to make any payment of principal or interest when due hereunder;

(b) if the Borrower defaults in observing or performing any material term, covenant or condition of this Agreement, the Emission Offset Purchase Agreement or any other collateral document delivered under any such agreements or in connection with the Loan, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such default continues for five (5) Business Days, or, if it is reasonably impractical to remedy such default within five (5) Business Days, the Borrower has not commenced steps to the satisfaction of the Lender in its discretion to remedy such default within such five (5) Business Day period, or has not continued to diligently pursue and follow through with such steps or remedy thereafter to the satisfaction of the Lender in its discretion.

(c) if a Letter of Credit Default occurs and the Borrower has not delivered to the Lender a replacement Letter of Credit to remedy such Letter of Credit Default within three (3) Business Days, provided however that the Borrower's right to cure any such default by delivering a replacement Letter of Credit shall only apply where the Lender remains fully able to draw upon the original Letter of Credit during such cure period;

(d) if any of the Borrower's representations, warranties or other statements in this Agreement or any other document delivered pursuant hereto or in connection with the Loan were at the time given false or misleading in any material respect;

(e) if the Borrower permits any sum which has been admitted as due by the Borrower, or is not disputed to be due by it, and which forms or is capable of being made a charge upon a material portion of its assets to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

(f) any order is made or an effective resolution is passed for the dissolution, liquidation or winding-up of the Borrower or other cancellation or suspension of its incorporation or if a petition is filed for the winding-up of the Borrower except to the extent that any of these are permitted by this Agreement or consented to by the Lender;

(g) the Borrower is found to be insolvent or bankrupt by a court of competent jurisdiction or makes an authorized assignment of its assets or a compromise or arrangement for the benefit of its creditors, makes a proposal to its creditors under the *Bankruptcy and Insolvency Act* (Canada), seeks relief under the *Companies' Creditors Arrangement Act* (Canada), the *Winding Up Act* (Canada) or any other bankruptcy, insolvency or analogous law in Canada or the United States, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian or other person with similar powers over all or any substantial

portion of its assets, files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditor's rights or consents to, or acquiesces in, the filing of such a petition; or if a petition in bankruptcy is filed or presented against the Borrower;

(h) any proceedings with respect to the Borrower are commenced under the *Companies' Creditors Arrangement Act* (Canada) or the *Bankruptcy and Insolvency Act* (Canada);

(i) the Borrower ceases or threatens to cease to carry on its business or it the Borrower commits or threatens to commit any act of bankruptcy;

(j) a receiver (including a receiver manager) of all or any material part of the Borrower's property or assets or a trustee, liquidator, custodian or other official with similar powers is appointed;

(k) there shall occur a Change of Control of the Borrower that the Lender has not expressly permitted in writing and in advance of such Change of Control occurring; or

(l) any obligation or other provision in this Agreement or any security granted pursuant hereto ceases to be legally valid, binding and enforceable or any person contests the legality, validity, binding nature or enforceability of this Agreement or any security granted pursuant hereto and, in the opinion of the Lender, acting reasonably, it is determined that the security might be at risk.

11. **Effect of Event of Default.** If any one or more of the Events of Default occur or occurs and is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, (i) accelerate the principal amounts of all remaining payments and demand immediate payment of all monies owing hereunder, and (ii) draw down on the Letter of Credit. An Event of Default hereunder shall be deemed to be an event of default by the Borrower under the Emission Offset Purchase Agreement and the power purchase agreement to be entered into between the Lender and the Borrower as contemplated in the Recitals of this Agreement.

12. **Evidence of Indebtedness.** Each of the Borrower and the Lender acknowledge that the actual recording of any advance under the Loan and any interest, fees and other amounts due under this Agreement in an account of the Borrower maintained by the Lender in respect thereof and any payments made under the Loan in accordance with this Agreement shall constitute, except for manifest error, the Borrower's indebtedness and liability from time to time under this Agreement in respect of such Loan, provided that the failure of the Lender to record same in such account shall not affect the obligation of the Borrower to pay or repay such indebtedness and liability in accordance with this Agreement.

13. **Lender's Legal Fees.** The Borrower will pay for the Lender's reasonable legal fees and other costs, charges and expenses of and incidental to any Event of Default and any enforcement or collection proceedings resulting therefrom.

14. **Indemnity.** The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

15. **Notices.** In this Agreement:

(a) any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile or email, or mailed by prepaid registered post to the address, email or facsimile transmission number of each party set out below:

(i) if to the Lender:

CP Energy Marketing L.P.
1200, 10423 – 101 Street NW
Edmonton, Alberta
T5H 0E9

Attention: Sian Barraclough, Vice President, Commercial Energy Management
Fax No: 780-392-5929
Email: smbarraclough@capitalpower.com

And to:

Attention: Associate General Counsel
Fax No.: 780-392-5927
Email: notices@capitalpower.com

(ii) if to the Borrower:

16640 - 111 Avenue
Edmonton, Alberta

Attention:	Dave Anderson, Vice President, Finance and CFO
Fax No:	(780) 486-8284
Email:	davidanderson@millarwestern.com

And to:

16640 - 111 Avenue
Edmonton, Alberta

Attention:	Gregg Nielsen, Controller, Pulp & Energy
Fax No:	(780) 486-8284
Email:	gnielsen@millarwestern.com

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b) notice or communication will be considered to have been received:

(i) if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii) if sent by facsimile or email transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

(iii) if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

16. **Assignment.** The Borrower acknowledges and agrees that the Lender may assign all or part of the Loan, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender's notification of such assignment or assignments being given in writing to the Borrower. This Agreement may not be assigned by the Borrower without the prior written consent of the Lender.

17. **Enurement.** This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18. **Waivers.** No failure or delay on the Lender's part in exercising any power or right hereunder will operate as a waiver thereof.

19. **Remedies are Cumulative.** The Lender's rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

20. **Time.** Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

21. **Invalidity.** If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

22. **Governing Laws.** This Agreement will be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The Borrower and the Lender submit to the non-exclusive jurisdiction of the Courts of the Province of Alberta and agree to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

23. **Amendment.** This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

24. **Schedules.** All Schedules attached hereto will be deemed fully a part of this Agreement.

25. **Currency.** All references herein to "dollars" or "$" are to Canadian dollars, unless otherwise indicated.

26. **Counterparts.** This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

IN WITNESS WHEREOF each of the parties has executed this Agreement on the date first above written.

CP ENERGY MARKETING L.P., by its General Partner, CP ENERGY MARKETING INC.

By: ______________________

Name: Mark Zimmerman

Title: SVP, Corporate Development & Commercial Services

By: ______________________

Name: Brian Vaasio

Title: President & CEO

MILLAR WESTERN FOREST PRODUCTS LTD.

By: ______________________

Name: Craig Armstrong

Title: President & CEO

By: ______________________

Name: David Anderson

Title: VP Finance & CFO

SCHEDULE "A"

APPLICANT:
COMPANY LEGAL NAME
COMPANY ADDRESS

BENEFICIARY:
BENEFICIARY LEGAL NAME
BENEFICIARY ADDRESS

AMOUNT: CAD000,000.00 AND
00/100'S CANADIAN DOLLARS

IRREVOCABLE STANDBY LETTER OF CREDIT NO. xxxxxx.

ON BEHALF OF *COMPANY LEGAL NAME*, WE HEREBY ISSUE IN YOUR FAVOUR THIS IRREVOCABLE STANDBY LETTER OF CREDIT NO. xxxxxx, IN THE AMOUNT OF CAD 000,000.00 (AND 00/100'S CANADIAN DOLLARS) WHICH IS AVAILABLE BY PAYMENT AGAINST YOUR WRITTEN DEMAND ADDRESSED TO bank name & address, BEARING THE CLAUSE "DRAWN UNDER STANDBY LETTER OF CREDIT NO. xxxxxx.ISSUED BY bank name & address", WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1 BENEFICIARY'S SIGNED CERTIFICATE SPECIFYING AMOUNT(S) CLAIMED AND STATING THAT THE AMOUNT(S) DRAWN IS DUE AND PAYABLE BY COMPANY LEGAL NAME. IN CONNECTION WITH *LEGAL AGREEMENT NAME*.

2. THE ORIGINAL OF THIS LETTER OF CREDIT FOR OUR ENDORSEMENT OF ANY PAYMENT.

PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED.

THIS LETTER OF CREDIT WILL BE VALID UNTIL month, day, year. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED TO BE AUTOMATICALLY EXTENDED, WITHOUT AMENDMENT, FROM YEAR TO YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE HEREOF, UNLESS THIRTY (30) DAYS PRIOR TO ANY SUCH DATE WE SHALL NOTIFY YOU IN WRITING BY REGISTERED MAIL OR COURIER THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT TO BE EXTENDED FOR ANY ADDITIONAL PERIOD.

THE BANK HEREBY UNDERTAKES THAT YOUR DEMAND FOR PAYMENT MADE IN COMPLIANCE WITH
THE TERMS AND CONDITIONS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONOURED IF RECEIVED ON OR BEFORE THE EXPIRY DATE WITHOUT ENQUIRING WHETHER BENEFICIARY is ENTITLED TO MAKE SUCH DEMAND AND NOTWITHSTANDING ALL AND ANY DISPUTES OR OBJECTIONS BETWEEN ITSELF AND APPLICANT.

THE BANK HEREBY AGREES WITH BENEFICIARY THAT ANY DRAWINGS UNDER AND IN COMPLIANCE WITH THE TERMS OF THE LETTER OF CREDIT SHALL BE DULY HONOURED UPON PRESENTATION AS SPECIFIED. TYPOGRAPHICAL ERRORS THAT DO NOT AFFECT THE MEANING OF A WORD OF A SENTENCE IN WHICH THEY OCCUR ARE NOT CONSIDERED DISCREPANCIES.

THIS LETTER OF CREDIT MAY ALSO BE CANCELLED PRIOR TO THE EXPIRY DATE UPON OUR RECEIPT AT bank name & address, OF THE ORIGINAL LETTER OF CREDIT AND THE BENEFICIARY'S SIGNED LETTER ADDRESSED TO bank name & address, REQUESTING CANCELLATION OF THE LETTER OF CREDIT.

REQUEST FOR ANY AMENDMENT EXCEPT REDUCTION IN AMOUNT MUST BE MADE DIRECTLY TO OUR APPLICANT WHO MUST THEN INSTRUCT US ACCORDINGLY.

EXCEPT AS OTHERWISE EXPRESSLY STATED, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO INTERNATIONAL STANDBY PRACTICES (ISP98) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590.

NOTWITHSTANDING RULE 5.01(A) OF THE ISP98, THE ISSUING BANK SHALL HAVE A REASONABLE AMOUNT OF TIME, NOT TO EXCEED THREE (3) BANKING DAYS FOLLOWING THE DATE OF ITS RECEIPT OF DOCUMENTS FROM THE BENEFICIARY, TO EXAMINE THE DOCUMENTS AND DETERMINE WHETHER TO TAKE UP OR PROVIDE NOTICE OF DISHONOR AND TO INFORM THE BENEFICIARY THEREOF ACCORDINGLY.

NOTWITHSTANDING RULE 3.14(A) OF THE ISP98, IF ON THE LAST BUSINESS DAY FOR PRESENTATION, THE PLACE FOR PRESENTATION OF THIS LETTER OF CREDIT IS FOR ANY REASON CLOSED AND PRESENTATION IS NOT TIMELY MADE BECAUSE OF THAT CLOSURE, THEN THE EXPIRY DATE OF THIS LETTER OF CREDIT WILL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT TO THE THIRD FOLLOWING DAY AFTER THE PLACE FOR PRESENTATION REOPENS FOR BUSINESS.

WE ENGAGE TO HONOUR PRESENTATIONS SUBMITTED WITHIN THE TERMS AND CONDITIONS INDICATED ABOVE.

Bank name

AUTHORIZED
SIGNATURE

AUTHORIZED
SIGNATURE

SCHEDULE "B"

IRREVOCABLE ORDER AND DIRECTION TO PAY

TO: **CP ENERGY MARKETING L.P. (the "Lender")**

RE: **Loan Agreement made among CP Energy Marketing L.P., as lender, and Millar Western Forest Products Ltd., as borrower, dated June 30, 2016 (the "Loan Agreement")**

MILLAR WESTERN FOREST PRODUCTS LTD. (the "**Borrower**") hereby irrevocably authorizes and directs the Lender to pay all amounts payable to the Borrower in accordance with the terms of the Loan Agreement, being $8,883,923.08, to the Borrower by way of set-off against all amounts due and owing from the Borrower to the Lender under the SD Extension Loan Agreement and the Tax Loan Agreement (as such terms are defined in the Loan Agreement).

For making such payment, this shall be your full and sufficient warrant and authority, and said payment shall satisfy in full the Lender's obligations to the Borrower under the Loan Agreement, and upon such payment by way of set-off, the Borrower acknowledges its indebtedness to the Lender in the principal amount of $8,883,923.08 as set out in the Loan Agreement.

This Order and Direction to Pay by way of set-off shall be irrevocable by the Borrower.

DATED at Edmonton, Alberta as of this 30 day of June, 2016.

MILLAR WESTERN FOREST PRODUCTS LTD.

By: ______________________________
Name: David Anderson
Title: VP Finance & CFO